EXHIBIT 11.1

              ARTERIAL VASCULAR ENGINEERING, INC. AND SUBSIDIARIES
                       COMPUTATION OF NET INCOME PER SHARE
                      (In thousands, except per share data)


                                                         Three Months Ended                  Nine Months Ended
                                                              March 31,                          March 31,
                                                       ------------------------          --------------------------
                                                          1995          1996                1995           1996
                                                       -----------    ----------          ----------    -----------
Primary
     Weighted average common shares
       outstanding                                          17,928       25,310              17,898         21,752
     Weighted average common equivalent
       shares assuming conversion of stock
       options under the treasury stock method               5,655          992               5,659          2,771
     Common and common equivalent shares
       pursuant to Staff Accounting Bulletin No. 83          3,631        1,211               3,631          2,824

                                                       -----------    ----------          ----------    -----------
Shares used in per share calculation                        27,214       27,513              27,188         27,347
                                                       -----------    ----------          ----------    -----------
Net income                                               $   2,323     $  3,101            $  4,150      $  12,728
                                                       ===========    ==========          ==========    ===========
Net income per share                                     $    0.09     $   0.11            $   0.16      $    0.46
                                                       ===========    ==========          ==========    ===========

Net income per share is presented under the Primary basis as the effect of dilution under the fully diluted basis is less than 3%.
